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                                 Exhibit 99.1

                             FOR IMMEDIATE RELEASE


BOSTON LIFE SCIENCES ANNOUNCES RESULTS OF ITS PHASE III TRIAL FOR THERAFECTIN(R)


September 30, 1997--Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced the results of its double-blind, placebo-controlled Phase III trial of Therafectin(R) for the treatment of Rheumatoid Arthritis (RA). The primary efficacy variable was "Therapeutic Success", defined as a return to baseline or better in the number of painful joints, swollen joints, and global assessments at the final visit. The secondary efficacy variables were the number of painful joints, the number of swollen joints, the patient's global assessment, and the physician's global assessment (among others). The results were analyzed on an Intent to Treat (ITT), Last Observation Brought Forward (LOBF) basis.

Preliminary analysis of the results did not demonstrate a statistically significant difference between Therafectin and placebo in the percentage of patients achieving "Therapeutic Success", the Company said. 40% of patients receiving Therafectin and 33% of patients receiving placebo achieved "Therapeutic Success". The Company also noted that in centers that enrolled at least ten patients, 48% of Therafectin patients achieved "Therapeutic Success" as compared to placebo patients who achieved "Therapeutic Success" in 29% of cases. Among the secondary efficacy variables, the improvement in the number of swollen joints in patients receiving Therafectin was however highly statistically significantly better than in those patients receiving placebo (p less than 0.007). Consistent with the previously established excellent safety profile of Therafectin, there were no significant adverse events attributable to the drug during the course of the study, the Company said.

"While Therafectin once again performed better than placebo, we are obviously disappointed that the primary endpoint fell short of statistical significance", said Marc Lanser, MD, Chief Scientific Officer of BLSI. In view of the excellent safety profile of Therafectin, and the previous statistically significant successful trial combined with at least three supportive trials, we think it is responsible and prudent for us to seek input and advice from an advisory panel of rheumatologists that we will assemble to help us determine whether to proceed with a submission of an amendment to the pending NDA seeking approval for the drug.

David Hillson, President of BLSI added "We gave this drug the additional clinical trial that we felt it deserved, given its superior safety profile and previous trial results. We expect to have further comment regarding our future plans for Therafectin following receipt of input from our newly assembled advisory panel."

"Our focus remains on the development of all of the products in the original BLSI portfolio. These include Altropane, our Parkinson's Disease diagnostic imaging agent which is projected to complete clinical trials in the first half of 1998; Troponin, our anti-angiogenic agent for which an IND filing is planned for the first half of 1998; Axogenesis Factor 1, our Central Nervous System growth factor; and C-Maf, a novel T-cell switch factor. The cost to BLSI of the Therafectin trial was approximately $3.5 million. We believe that our current cash is adequate to sustain the Company's current R&D programs through 1999."

The foregoing contains certain forward-looking statements with regard to projected or estimated dates for submission of certain regulatory filings and completion of certain stages of product development which may not be realized due to the uncertainties inherent in the research and development and regulatory processes. BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to THERAFECTIN, BLSI's products in clinical trials or in preclinical development include Troponin I, a natural anti-angiogenesis factor for the treatment of solid tumors; Axogenesis Factor 1 (AF-1), a novel Central Nervous System growth factor; Altropane, a radioimaging agent for the diagnosis of Parkinson's Disease; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

For additional information contact:

Marc E. Lanser, MD          or         S. David Hillson
Chief Scientific Officer               President and CEO
                                       617-425-0200

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